Exhibit 10.3
SUBLEASE AGREEMENT
     This Sublease Agreement (“Sublease”) is made on April ___, 2006 by and between Novavax, Inc., a Delaware corporation (“Sublandlord”) and Sterilox Technologies, Inc., a Delaware corporation (“Subtenant”).
BACKGROUND
     A. Pursuant to a Lease Agreement dated July 15, 2004 (“Prime Lease”), Sublandlord leased from Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Prime Landlord”), approximately 32,908 rentable square feet of space on the first and second floor, currently known as 508 Lapp Road (the “Premises”), in the building located at 508 Lapp Road, Malvern, Pennsylvania 19355 (the “Property”); and
     B. Subtenant desires to sublease from Sublandlord a portion of Premises, consisting of approximately 20,469 rentable square feet on the first floor of the Premises as shown on the attached Exhibit “A” (the “Sublease Premises”); and
     C. A true, correct and complete copy of the Prime Lease is attached to and made a part of this Sublease as Exhibit “B”; and
     D. Sublandlord has agreed to sublet the Premises to Subtenant, and Subtenant has agreed to sublet the same from Sublandlord, all upon the terms and subject to the conditions set forth in this Sublease.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto, each intending to be legally bound and to bind its respective successors and assigns, agree as follows:
     1. Sublease.
          a. For the Term (defined in Section 5 below) and upon the terms, covenants and conditions herein set forth, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises, together with the non-exclusive right with Prime Landlord and any other occupants of the Building to use all of the Common Areas. During the Term, Subtenant shall have the right to receive and enjoy the benefit of the services required to be provided by Prime Landlord under the Prime Lease.
     2. Sublandord’s Representations, Warranties and Agreements.
          a. To induce Subtenant to enter into this Sublease, Sublandlord represents and warrants to Subtenant that: (i) Exhibit “B” hereto constitutes a true, correct and complete copy of the Prime Lease; (ii) the Prime Lease comprises the entire understanding and agreement of Prime Landlord and Sublandlord with respect to the Sublease Premises and remains in full force and effect as of the date of this Sublease;

(iii) the term of the Prime Lease expires on September 30, 2014, subject to any and all extension rights and early termination rights, including without limitation, the Early Termination Option contained in Section 31, in the Prime Lease; (iv) Sublandlord has paid to Prime Landlord any and all sums owed to Prime Landlord under the Prime Lease as of the date of this Sublease; (v) neither Prime Landlord nor Sublandlord is in default under the Prime Lease, and there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Prime Landlord or Sublandlord under the Prime Lease; (vi) no part of the Security Deposit has been applied by Prime Landlord to satisfy Sublandlord’s obligations under the Prime Lease; (vii) to Sublandlord’s knowledge, the Sublease Premises is in good condition and repair; and (viii) Sublandlord has no knowledge of any environmental condition that affects the use or operation of the Sublease Premises in any way. Other than the foregoing representations and warranties concerning the Sublease Premises, Subtenant hereby acknowledges that Subtenant is accepting the Sublease Premises in its “as is” condition, without any representations and warranties by Sublandlord.
          b. Except to the extent to be performed by Subtenant pursuant to Sections 3 and 4 below, Sublandlord shall timely pay and perform all covenants, agreements and obligations of “Tenant” under the Prime Lease, including without limitation the payment of all rent and additional rent to Prime Landlord under the Prime Lease. Sublandlord agrees that it will not (i) amend or modify the Prime Lease without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed so long as the amendment or modification does not diminish the rights and privileges of Subtenant under this Sublease (including without limitation those provisions of this Sublease which are incorporated by reference from the Prime Lease) or impose greater duties and obligations on Subtenant under this Sublease, or (ii) agree to a termination of the Prime Lease unless, in connection therewith, Prime Landlord accepts this Sublease as a direct lease between Prime Landlord and Subtenant.
     3. Incorporation of Prime Lease
          a. This Sublease is made subject to and subordinate to all of the terms and conditions of the Prime Lease and is conditioned upon the written approval of Prime Landlord. Except as expressly set forth below, (i) every provision of the Prime Lease shall be deemed incorporated into, and made a part of, this Sublease by reference notwithstanding that such provisions are not restated herein, (ii) each reference in the Prime Lease to “Lease” shall be deemed a reference to this Sublease; (iii) each reference in the Prime Lease to the “Premises” shall be deemed a reference to the Sublease Premises under this Sublease; (iv) each reference in the Prime Lease to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively; and (v) each reference to the “date of this lease” or other similar phrase shall be deemed to be a reference to the date of this Sublease. However, notwithstanding the foregoing, Sublandlord is not assuming, and shall not be responsible or liable for Prime Landlord’s obligation to perform any agreement or obligation on the part of the “Landlord” under the Lease to the extent that Prime Landlord exercises its right to so perform (such as, by way of example and not limitation, restoring the Sublease Premises following a fire or other casualty or making any of the repairs required by Section 9 of the Lease). In the event

Landlord fails to perform any such agreement or obligation, then, promptly following Subtenant’s request, Sublandlord shall take reasonable, appropriate action against Prime Landlord, as permitted by law or by the terms of the Prime Lease to enforce such agreements and obligations of Prime Landlord.
          b. Notwithstanding the foregoing, the following provisions of the Prime Lease are hereby excluded from this Sublease: Sections 1(c), 1(d), 1(e), 1(f), 1(g), 1(h), 1(j), 1(k), 2, 4, 5, 6, 7, 18, last four sentences of 19(a), 20, 27, 28, 29, 30, 31, 32, 34, 38 and 40.
          c. The rights of Prime Landlord under the Prime Lease may be enforced by, and are for the benefit of, both Sublandlord and Prime Landlord. Neither Subtenant nor Sublandlord shall permit anything to be done which would cause the Prime Lease to be terminated or forfeited.
          d. Notwithstanding anything to the contrary in this Sublease, with respect to any approval required to be obtained from the “Landlord” under the Prime Lease, such consent must be obtained from both the Prime Landlord and Sublandlord. Sublandlord’s consent, in each instance, shall be governed by the terms contained in the Prime Lease with respect to the applicable approval.
          e. The time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of incorporation into this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or options hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so), within two (2) business days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto and contained in the Prime Lease.
     4. Subtenant’s Performance. Subtenant shall timely pay and perform all covenants, agreements and obligations of the “Tenant” under the Prime Lease, except as expressly provided in Section 3 above. Subtenant’s failure to perform any such covenants, agreements and obligations shall be a breach of this Sublease.
     5. Sublease Term. The term of this Sublease (“Term”) shall commence on July 1, 2006 (the “Commencement Date”), and, unless sooner terminated as herein provided, the Term shall end on September 30, 2009. Notwithstanding the foregoing, as soon as Prime Landlord consents to this Sublease in writing, Subtenant shall be permitted to have access to the Sublease Premises for the purposes of making the Sublease Premises ready for Subtenant’s use, provided that such preparations and approvals are governed by the terms of the Prime Lease and do not interfere with Sublandlord’s normal business operations. All of the terms and conditions of this Sublease shall apply to such early access, but Subtenant’s shall have no obligation to pay Subrent pursuant to Section 6 hereof.

     6. Subrent; Security Deposit.
          a. Beginning on the Commencement Date and continuing on the first day of each calendar month included in the Term, Subtenant shall pay to Sublandlord, in lawful money of the United States of America, without notice or demand, at the office of Sublandlord at 508 Lapp Road, Malvern, Pennsylvania 19355, or such other place as Sublandlord may designate in writing to Subtenant from time to time, subrent (“Subrent”) equal the following schedule:

Months	Monthly Subrent
1-12	$26,865.56

13-24	$27,718.44

25-39	$28,571.31
          b. For the avoidance of doubt, Sublandlord acknowledges that such Subrent will be the only amounts payable by Subtenant hereunder (other than those amounts identified in subsection 6(c) below) and that Sublandlord shall be solely responsible for Operating Expenses and Utilities under the Prime Lease, except to the extent any such Operating Expense (or other similar additional rent) results from an express request by Subtenant to Prime Landlord to provide a service to the Sublease Premises that was not furnished to the Sublease Premises prior to the Commencement Date. If the Commencement Date is not the first day of a calendar month, the Subrent for the first month shall be prorated based upon the number of days in such month.
          c. Notwithstanding the foregoing subsection (b), on the Commencement Date and again on the first and second anniversary date of the Term, Subtenant shall also pay to Sublandlord, additional rent (“Additional Rent”) consisting of (i) $2.50 per rentable square foot for electric service in the Sublease Premises, and (ii) $1.75 per rentable square foot for shared reception services and shared use of the Common Areas, cafeteria, bathrooms and first floor server room. If Sublandlord is not able to provide access to the first floor server room, Sublandlord will provide to Subtenant at Sublandlord’s sole cost and expense comparable services reasonably acceptable to Subtenant that would have been provided by the first floor server room, including providing a secure location for Subtenant’s computer hardware, and providing internet capability to Subtenant’s employees. Subtenant shall, in the alternative, be permitted to pay such Additional Rent in equal monthly installments throughout the course of the Term. In the event Subtenant’s consumption of electric in the Sublease Premises exceeds the equivalent of $2.50 per rentable square foot for at least two consecutive months, Sublandlord may invoice Subtenant separately for, and Subtenant shall pay on demand, the cost of Subtenant’s excessive consumption.

          d. In lieu of a security deposit, Subtenant shall deliver to Sublandlord within five (5) business days following the execution of the Sublease an irrevocable and unconditional letter of credit (such letter of credit and any replacement thereof, as provided herein, is called a “Letter of Credit”) issued and drawn upon any commercial bank reasonably approved by Sublandlord which is a member of the United States Federal Reserve System with offices for banking purposes in Philadelphia, Pennsylvania or New York, New York (“Issuing Bank”), which Letter of Credit shall be in a form and content reasonably satisfactory to Sublandlord. The Letter of Credit shall name Sublandlord as beneficiary and initially be in the amount of $250,000.00 (the “Original Amount”). If, at any given time during the Sublease, Subtenant has cash and cash equivalents (a) between $10,000,000.00 and $20,000,000.00, the Letter of Credit may be reduced to $125,000.00 (the “Reduced Amount”) during such period(s) or (b) in excess of $20,000,000.00, the Letter of Credit shall be deemed cancelled for such period(s). If at any time during the Term, Subtenant’s cash and cash equivalents fall below the threshold amount in (a) above, then Subtenant shall be again obligated to produce a Letter of Credit in the Original Amount. If at any time during the Term, Subtenant’s cash and cash equivalents fall below the threshold amount in (b) above, Subtenant shall be again obligated to produce a Letter of Credit in the Reduced Amount. If Subtenant wishes to decrease the amount of the Letter of Credit to the Reduced Amount or to cancel the Letter of Credit as summarized above, Subtenant must provided Sublandlord with financial statements certified by Subtenant’s Chief Financial Officer before changing the Letter of Credit amount. Thereafter, Subtenant shall provide such financial statements on a quarterly basis demonstrating Subtenant’s continued compliance with the reduction or cancellation criteria for the Letter of Credit as summarized above.
          e. In addition, the Letter of Credit shall (a) have a term of not less than twelve (12) months, (b) permit multiple drawings, (c) be fully transferable by Sublandlord without the payment of any fees or charges by Sublandlord, (d) expressly allow Sublandlord to draw upon it: (i) in the event that the Subtenant is in default under the Sublease after all applicable notice and cure periods have expired, by delivering to the Issuing Bank written notice that Sublandlord is entitled to draw thereunder pursuant to the terms of this Sublease, or (ii) if Subtenant, within forty-five (45) days prior to the expiration of the Letter of Credit then held by Sublandlord, fails to provide Sublandlord with a replacement Letter of Credit, and (e) expressly state that it will be honored by the Issuing Bank without inquiry into the accuracy of any such notice or statement made by Sublandlord. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of twelve (12) months each thereafter during the Term unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Sublandlord by certified mail, return receipt requested, not less than sixty (60) days preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Upon receipt of the Non-Renewal Notice or upon Subtenant’s failure to deliver a replacement Letter of Credit not later than forty-five (45) days prior to the expiration of the Letter of Credit then held by Sublandlord, Sublandlord shall have the right to draw the full amount of the Letter of Credit then currently in effect, and thereafter hold or apply the cash proceeds of the Letter of Credit.

     7. Personal Property; Restoration of Sublease Premises. All furniture being used by Subtenant shall become the property of Subtenant at the end of the Term to the extent such furniture was not owned by Subtenant as of the Commencement Date. Subtenant hereby acknowledges that Subtenant is accepting such furniture, fixtures, equipment and other personal property in their “as is” condition, without any representations and warranties by Sublandlord.
     8. Permit, Certificate of Occupancy, and Signage. Subtenant shall be responsible for obtaining any applicable building permit and Certificate of Occupancy regarding Subtenant modifications to the Premises and its occupation of the Premises. Notwithstanding anything to the contrary contained within Section 11 of the Prime Lease, provided Prime Landlord consents, Sublandlord acknowledges that Subtenant shall be permitted to place signage, at Subtenant’s sole expense, on the exterior entrances to the Sublease Premises and the existing monument road signage at the Property. Such signage must comply with the terms and conditions of the Lease and continue to provide Sublandlord with acceptable signage. Sublandlord and Subtenant acknowledge that each party will have usage of 50% of the area of the existing monument road sign.
     9. Casualty Damage; Partial Taking. Notwithstanding the incorporation herein of Section 15 of the Prime Lease pertaining to damage to the Sublease Premises by fire or other casualty or of Section 16 of the Prime Lease pertaining to a taking, Sublandlord shall have no responsibility for the obligations of Prime Landlord thereunder, and Subtenant shall look solely to Prime Landlord in connection therewith., To the extent that any portion of rent payable by “Tenant” under the Prime Lease is abated pursuant to such Sections or otherwise, Subtenant shall be entitled to a corresponding abatement of Subrent hereunder, calculated as the Subrent otherwise payable by Subtenant multiplied by a fraction, the numerator of which is the number of rentable square feet within the Sublease Premises for which the abatement is being given and the denominator of which is total number of rentable square feet in the Sublease Premises.
     10. Surrender. Sublandlord acknowledges, however, that notwithstanding the incorporation of the surrender obligations contained in the Prime Lease (which apply due to the incorporation herein of Section 21 of the Prime Lease), Subtenant shall have no obligation to remove any alterations made to the Sublease Premises by Sublandlord prior to the Commencement Date. Moreover, Sublandlord hereby ratifies any surrender obligations contained in the Prime Lease and confirms that Sublandlord will timely perform all such obligations. Subtenant acknowledges that it may be obligated to remove alterations made by Subtenant after the Commencement Date in accordance with Section 12 of the Prime Lease.
     11. Hold Harmless. Except to the extent caused by the negligence or willful misconduct of Sublandlord or its agents, Subtenant shall indemnify, protect, defend with counsel reasonably acceptable to Sublandlord and hold harmless Sublandlord from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without being limited to, reasonable attorneys’ and experts’ fees and expenses), caused by or arising in connection with (a) a breach of Subtenant’s covenants, representations and warranties under this Sublease, and (b) the negligence or willful misconduct of Subtenant. Except to the extent caused by the negligence or willful misconduct of Subtenant or its agents, Sublandlord shall indemnify, protect, defend with counsel reasonably acceptable to Subtenant and hold harmless Subtenant from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without being limited to, reasonable attorneys’ and experts’ fees and expenses), caused by or arising in connection with (a) a breach of Sublandlord’s covenants, representations and warranties under this Sublease, and (b) the negligence or willful misconduct of Sublandlord.
     12. Remedies; Self-Help. In the event of any material default by either party under this Sublease, the non-defaulting party shall have all remedies provided at law or in equity, including without limitation in the case of Sublandlord all remedies provided in Section 22 of the Prime Lease. Either party may resort to its remedies cumulatively or in the alternative. Subtenant and Sublandlord agree to copy Prime Landlord on all notices given in connection with this Section 13. In addition, if Sublandlord is the defaulting party and if such default materially, adversely affects Subtenant’s ability to conduct its business in the Sublease Premises, then Subtenant shall have the right to cure such default on behalf of Sublandlord after written notice (except in the case of an emergency) to Prime Landlord and Sublandlord. In such event, Sublandlord shall reimburse Subtenant upon demand for any sums paid or costs incurred by Subtenant in curing such default, which are based on reasonable commercial terms, including without limitation interest thereon from the respective dates of Subtenant’s paying such sums or incurring such costs, and if Sublandlord fails to pay such amounts within 15 days following Subtenant’s demand therefor, Subtenant shall have the right to deduct from the next monthly payments of Subrent coming due hereunder until Subtenant is fully reimbursed.
     13. Notices. Whenever it shall be necessary or desirable for either party to this Sublease to serve any notice or demand on the other party, such notice or demand shall be served by certified mail, return receipt requested, by overnight courier (such as Federal Express), next day delivery, or telecopy, at the addresses set forth below or at such other address as shall be designated by the parties in writing in accordance with this Section. Each party shall provide to the other copies of all notices received by each from Prime Landlord.

To:
Prime Landlord:	Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355

Sublandlord:	Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: CFO

To Subtenant, prior to the
Commencement Date:	Sterilox Technologies, Inc.

320 King of Prussia Road
Suite 200
Radnor, PA 19087
Attn: Keith A. Goldan, CFO

To Subtenant, from and after
Commencement Date:	Sterilox Technologies, Inc.
508 Lapp Road
Malvern, PA 19355
Attn: Keith A. Goldan, CFO
     14. Option to Extend Term.
          a. Provided (i) there is no existing Event of Default by Subtenant under this Sublease, and (ii) subject to Sublandlord’s interest, solely in Sublandlord’s discretion, to exercise its Early Termination Option under the Prime Lease, Subtenant shall have the right and option (“Extension Option”), to extend the Term for one additional period of two (2) years (“Extension Term”). Subtenant shall give Sublandlord prior written notice of Subtenant’s intention to exercise the Extension Option at any time prior to August 1, 2008. If Sublandlord does not exercise its Early Termination Option under the Prime Lease, and if Subtenant has provided Sublandlord notice of Subtenant’s election to exercise the Extension Option, Subtenant and Sublandlord shall then mutually agree on the Subrent to be charged to Subtenant during the Extension Term in question within the next 60 days. Sublandlord will not raise the applicable rent by more than $0.50/sf between the first and second years of the Extension Term. Subtenant’s Extension Option is subject to Prime Landlord’s consent.
     15. Brokers. Sublandlord and Subtenant represent to each other that neither party has dealt with any broker or other person who may be owed a commission in connection with the transactions contemplated by this Sublease other than TCA Brokerage Services (“Subtenant’s Broker”) whose commission shall be paid by Subtenant pursuant to a separate agreement. Except as provided in this Section, each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees, or other compensation made by any other agent, broker, salesman or finder as a consequence of said party’s actions or dealings with such agent, broker, salesman, or finder.
     16. Binding Effect; Amendments. The provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. This Sublease constitutes the entire agreement between the parties hereto and may not be modified except by an instrument in writing signed by the parties hereto. No amendments shall be made to this Sublease without the prior written approval of Prime Landlord in accordance with the terms of the Prime Lease.
     17. Severability. Each covenant and agreement contained in this Sublease is a separate and independent covenant and agreement. If any covenant or agreement or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Sublease, or the application of such covenant or agreement to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and all other covenants and agreements of this Sublease shall be valid and enforceable to the fullest extent permitted by law.
     18. Counterparts. This Sublease may be executed in counterparts, each of which, when taken together as a whole, shall constitute one and the same instrument.
     19. Condition Precedent. This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon obtaining the written consent of the Prime Landlord in a form mutually acceptable to Sublandlord and Subtenant. If such consent has not been obtained within 30 days after the date first set forth above, either party may terminate this Sublease by written notice to the other, whereupon the parties shall have no further obligation thereafter arising under this Sublease.
     20. Capitalized Terms. Each capitalized term used herein but not defined shall have the meaning ascribed to such term in the Prime Lease.
     21. Governing Law. This Sublease shall be construed and governed by the laws of the Commonwealth of Pennsylvania.
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     IN WITNESS WHEREOF, the parties have caused this Sublease to be duly executed as of the date first above written.

SUBLANDLORD:

WITNESS:	Novavax, Inc.

By:

Dennis W. Genge
Chief Financial Officer

SUBTENANT:

WITNESS:	Sterilox Technologies, Inc.

By:

Keith A. Goldan
Chief Financial Officer

EXHIBIT A
Sublease Premises

A-1

EXHIBIT B
Prime Lease

B-1